February 25, 2003




The Board of Managers
BACAP Alternative Multi-Strategy Fund, LLC
101 South Tryon Street
Charlotte, NC   28255

To the Board of Managers:

     BACAP Distributors, LLC ("Initial Investor") herewith purchases a limited liability company interest ("Interest") in BACAP Alternative Multi-Strategy Fund, LLC (the "Fund") in exchange for a capital contribution to the Fund of $145,000.

     In connection with such purchase, Initial Investor represents that such purchase is made for investment purposes by Initial Investor without any present intention of redeeming or selling such Interest.


                                                Very truly yours,

                                                Initial Investor



                                                By: /s/ Edward D. Bedard
                                                ------------------------
                                                Name:   Edward D. Bedard
                                                Title:  Chief Financial Officer


03564.0004 #375218